Exhibit 10.2

TAX MATTERS AGREEMENT

BY AND BETWEEN

FIDELITY NATIONAL FINANCIAL, INC.

AND

J. ALEXANDER’S HOLDINGS, INC.

DATED SEPTEMBER 16, 2015

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of September 16, 2015, is by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“FNF”), and J. ALEXANDER’S HOLDINGS, INC., a Tennessee corporation (“JAX”). Each of FNF and JAX is sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Defined terms herein shall have the meanings set forth in Article I hereof.

RECITALS

WHEREAS, the board of directors of FNF has determined that it is in the best interests of FNF, its shareholders and JAX for JAX to be a separate publicly-traded company that will operate the JAX Business;

WHEREAS, FNF and JAX entered into the Separation and Distribution Agreement pursuant to which FNF, by and through Fidelity National Financial Ventures LLC (“FNFV”), caused FNFV to contribute (i) 1% of the Class A membership interests in J. Alexander’s Holdings, LLC (“JAX Holdings”) to the capital of NewCo in exchange for all of NewCo’s shares of its only class of stock (the “1% Contribution”), (ii) 86.44% of the Class A membership interests in JAX Holdings to the capital of JAX in exchange for shares of JAX Common Stock (the “86.44% Contribution”), and (iii) all of the issued and outstanding shares in NewCo to the capital of JAX in exchange for shares of JAX Common Stock (the “NewCo Contribution”) (the 1% Contribution, the 86.44% Contribution, and the NewCo Contribution collectively as the “Pre-Closing Contributions”);

WHEREAS, Newport Global Opportunities Fund AIV-A LP, a Delaware limited partnership, and all other holders of Class A membership interests in JAX Holdings (other than FNFV, NewCo, and JAX) contributed, contemporaneously with the 86.44% Contribution and NewCo Contribution, their membership interests in JAX Holdings to JAX, in exchange for shares of JAX Common Stock (the “Minority Contribution”);

WHEREAS, FNFV distributed to FNF all of FNFV’s JAX Common Stock (the “FNFV Distribution”);

WHEREAS, FNF and JAX agreed, pursuant to the Separation and Distribution Agreement, to cause the distribution, on a pro rata basis, to holders of issued and outstanding shares of FNFV Group common stock, par value $0.0001 per share (“FNFV Common Stock”), other than shares of FNFV Common Stock held in the treasury of FNF, all of the issued and outstanding shares of common stock of JAX, par value $.001 per share (the “JAX Common Stock”) owned by FNF, by means of a dividend of the JAX Common Stock to the holders of FNFV common stock (the “Distribution”);

WHEREAS, JAX has not engaged in activities except those incidental to its formation and in preparation for the Distribution;

WHEREAS, prior to consummation of the Distribution, FNF has been the common parent corporation of an affiliated group of corporations, within the meaning of Section 1504 of the Code, of which JAX is a member;

WHEREAS, the Parties intend that, for federal income Tax purposes, the Pre-Closing Contributions and Minority Contribution will each qualify for nonrecognition treatment under Section 351(a) of the Code, and that the Distribution will qualify as a distribution to which Section 355 of the Code applies; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the intended Tax treatment of the Pre-Closing Contributions and the Distribution.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“1% Contribution” has the meaning set forth in the recitals to this Agreement.

“86.44% Contribution” has the meaning set forth in the recitals to this Agreement.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code, or any other group filing consolidated, combined or unitary Tax Returns under state, local or foreign Law.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Closing Date” means the date on which the Distribution occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disqualifying Action” means (i) any breach by JAX or any member of the JAX Group of any representation, warranty or covenant made by them in this Agreement or (ii) any event (or series of events) involving the capital stock of JAX that, in either case, would negate the Tax-Free Status of the Transactions; provided, however, the term “Disqualifying Action” shall not include any action required or expressly permitted under any Transaction Document or that is undertaken pursuant to the Pre-Closing Contribution or the Distribution.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Extraordinary Transaction” shall mean any action that is not in the ordinary course of business, but shall not include any action that is undertaken pursuant to the Pre-Closing Contribution or the Distribution.

“Effective Time” means the time at which the Distribution occurs on the Closing Date.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS or other Tax Authority, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, that resolves the entire Tax liability for any taxable period; or (iii) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“FNF” has the meaning set forth in the preamble to this Agreement.

“FNF Group” means FNF and each Person that will be a direct or indirect Subsidiary of FNF immediately after the Distribution and each Person that is or becomes a member of the FNF Group after the Distribution, including any Person that is or was merged into FNF or any such direct or indirect Subsidiary. The term “FNF Group” does not include any former, current or future holder of JAX Common Stock.

“FNFV Distribution” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the NYSE.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Section 2.01.

“Indemnified Party” means the Party that is entitled to seek indemnification from the other Party pursuant to the provisions of Section 2.01.

“Information” has the meaning set forth in Section 4.01.

“Information Request” has the meaning set forth in Section 4.01.

“Information Statement” means the information statement and any related documentation distributed to holders of FNFV Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“IRS” means the Internal Revenue Service or any successor thereto, including its agents, representatives and attorneys.

“JAX” has the meaning set forth in the preamble to this Agreement.

“JAX Business” means the business and operations conducted by the JAX Group from time to time, whether before, at or after the Effective Time, including, without limitation, the business and operations conducted by the JAX Group, as more fully described in the Information Statement.

“JAX Common Stock” means all of the issued and outstanding shares of common stock of JAX, par value $.001 per share.

“JAX Group” means JAX and each Person that will be a direct or indirect Subsidiary of JAX immediately before the Distribution (but after giving effect to the Restructuring) and each Person that is or becomes a member of the JAX Group after the Distribution, including any Person that is or was merged into JAX or any such direct or indirect Subsidiary. The term “JAX Group” does not include any former, current or future holder of JAX Common Stock.

“JAX Holdings” means J. Alexander’s Holdings, LLC, a Delaware limited liability company, all of the capital interest in which will be owned, directly and indirectly by JAX after the Restructuring.

“KPMG” means KPMG LLP.

“Minority Contribution” has the meaning set forth in the recitals to this Agreement.

“NewCo” means initially, a newly formed wholly-owned subsidiary of FNFV organized solely for the purpose of holding a 1% Class A membership interest in JAX Holdings in connection with the Restructuring, which following the Restructuring will be a wholly-owned subsidiary of JAX.

“NewCo Contribution” has the meaning set forth in the recitals to this Agreement.

“NYSE” means the New York Stock Exchange, Inc.

“Opinion” means the opinion of KPMG with respect to certain Tax aspects of the Pre-Closing Contributions and the Distribution.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” has the meaning set forth in the preamble to this Agreement.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pre-Closing Contributions” has the meaning set forth in the recitals to this Agreement.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by JAX management or shareholders, is a hostile acquisition, or otherwise, as a result of which JAX would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from JAX and/or one or more holders of outstanding shares of JAX capital stock, as the case may be, a number of shares of JAX capital stock that would, when combined with any other changes in ownership of JAX capital stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of JAX as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of JAX as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by JAX of a shareholder rights plan or (B) issuances by JAX that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Restructuring” means the Pre-Closing Contributions, the Minority Contribution, and the FNFV Distribution, collectively.

“SAG” has the meaning ascribed to the term “separate affiliated group” in Section 355(b)(3)(B) of the Code.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement by and between the Parties dated September 16, 2015.

“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary of such first Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any federal, state or local or foreign governmental authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added, real property transfer, intangible, recordation, registration, documentary, stamp and other taxes of any kind whatsoever and (ii) any interest, penalties or additions attributable thereto.

“Tax Detriment” shall mean an increase in the Tax liability (or reduction in refund or credit or item of deduction or expense, including any carryforward) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period.

“Tax-Free Status of the Transactions” means the qualification of the Pre-Closing Contributions and the Distribution as a transaction in which no gain or loss is recognized within the meaning of Section 351(a) of the Code and a distribution to which Section 355(a) of the Code applies and in which the JAX Common Stock distributed is “qualified property” under Section 355(c) of the Code.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Item” shall mean any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Materials” means (i) the Opinion, (ii) the representation letter from FNF addressed to KPMG supporting the Opinion, (iii) the representation letter from JAX addressed to KPMG supporting the Opinion and (iv) any other materials delivered or deliverable by FNF or JAX in connection with the rendering by KPMG of the Opinion.

“Tax Matter” has the meaning set forth in Section 4.01.

“Tax Notice” has the meaning set forth in Section 2.04.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax and any amended Tax return or claim for refund.

“Transaction Documents” means this Agreement, the Management Agreement and the Separation and Distribution Agreement.

“Transaction Taxes” shall mean any Tax Detriment incurred by FNF, JAX or their Affiliates as a result of the Pre-Closing Contributions or the Distribution failing to qualify under Section 351(a) of the Code and a distribution to which Section 355 of the Code applies or corresponding provisions of other applicable Laws with respect to Taxes.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Pre-Closing Contributions or the Distribution. The term “Transfer Taxes” does not include any income tax or any tax in the nature of an income tax (e.g. a tax imposed on net or gross income).

“Treasury Regulations” means the final and temporary (but not proposed) federal income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law firm to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

1.02 Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation Agreement.

ARTICLE II

ALLOCATION, PAYMENT AND INDEMNIFICATION

2.01 Responsibility for Taxes; Indemnification.

(a) FNF shall be responsible for and shall pay, and shall indemnify and hold harmless the members of the JAX Group for, all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes of the members of the FNF Group paid or filed on a separate company basis or on an Affiliated Group basis; (ii) any Transaction Taxes; and (iii) all Transfer Taxes; except, in each case, for Taxes that arise from or are attributable to a Disqualifying Action.

(b) JAX shall be responsible for and shall pay, and shall indemnify and hold harmless the members of the FNF Group for, all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes of the members of the JAX Group not described in Section (a); and (ii) any Taxes that arise from or are attributable to a Disqualifying Action.

(c) (If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Section 2.01, the Indemnified Party (i.e., the Party seeking indemnification) shall submit its calculations of the amount required to be paid pursuant to this Section 2.01, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than 20 days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Section 2.01. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within 15 days of receiving such calculations.

(d) For all Tax purposes, the FNF Group and the JAX Group agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by FNF to JAX or a distribution by JAX to FNF, as the case may be, occurring immediately prior to the Effective Time and (ii) any payment of interest or non-federal Taxes by or to a Taxing Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable Law.

(e) The amount of any indemnification payment pursuant to this Section 2.01 shall be reduced by the amount of any reduction in Taxes actually realized by the Indemnified Party by the end of the taxable year in which the indemnity payment is made, and shall be increased if and to the extent necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section (e)), the Indemnified Party receives on a net after-tax basis, the amount it would have received if the indemnity payment was not taxable.

2.02 Preparation of Tax Returns.

(a) (FNF shall prepare and timely file (taking into account applicable extensions) all Tax Returns with respect to which it is responsible for any Taxes shown thereon under Section 2.01(a)(i). FNF shall be entitled to all refunds shown to be due and payable on such Tax Returns.

(b) Unless otherwise required by a Taxing Authority, the Parties agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the parties shall report any Extraordinary Transactions that are caused or permitted to occur as a result of action by JAX or any of its Subsidiaries on the Closing Date after the completion of the Distribution as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law. FNF shall not make a ratable allocation election pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) or any similar or analogous provision of state, local or foreign Law.

2.03 Payment of Sales, Use or Similar Taxes. All Transfer Taxes, shall be borne solely by FNF. Notwithstanding anything in this Section 2.03 to the contrary, the Party required by applicable law shall remit payment for any Transfer Taxes and duly and timely file any related Tax Returns, subject to any indemnification rights it may have against the other Party, which shall be paid in accordance with Section 2.01(c). JAX, FNF and their respective Affiliates shall cooperate in (i) determining the amount of such Taxes, (ii) providing all available exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Taxes with any and all appropriate Taxing Authorities.

2.04 Audits and Proceedings.

(a) Notwithstanding any other provision hereof, if after the Closing Date, an Indemnified Party or any of its Affiliates receives any notice, letter, correspondence, claim or decree from any Taxing Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it is indemnified pursuant to Section 2.01, the Indemnified Party shall deliver such Tax Notice to the Indemnifying Party within 10 days of the receipt of such Tax Notice; provided, however, that the failure of the Indemnified Party to provide the Tax Notice to the Indemnifying Party in a timely manner shall not affect the indemnification rights of the Indemnified Party pursuant to Section 2.01, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to deliver such Tax Notice in a timely manner. The Indemnifying Party shall have the right to handle, defend, conduct and control, at its own expense, any Tax audit or other proceeding that relates to such Tax Notice; provided that, in all events, FNF shall have the right to control any Tax audit or proceeding relating to Transaction Taxes or the Tax-Free Status of the Transactions. The Indemnifying Party shall also have the right to compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to the preceding sentence subject, in the case of a compromise or settlement that could adversely affect the Indemnified Party, to the Indemnified Party’s consent, which consent shall not be unreasonably withheld. If the Indemnifying Party fails within a reasonable time after notice to defend any such Tax Notice or the resulting audit or proceeding as provided herein, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party in connection therewith. The Indemnifying Party shall pay to the Indemnified Party the amount of any Tax liability within 15 days after a Final Determination of such Tax liability.

(b) If after the Closing Date, FNF, JAX or any of their respective Affiliates receive a Tax Notice that could have an impact on a member of the other Group, FNF or JAX, as applicable, shall deliver such Tax Notice to the other Party within 10 days of the receipt of such Tax Notice.

2.05 Amended Returns; Carrybacks. (a) Except as required by law, without the prior written consent of JAX or one of its Affiliates, FNF may not amend any FNF Consolidated Return with respect to any Pre-Closing Period to the extent such amendment materially adversely affects the Tax liability of JAX or any of its Affiliates.

(a) To the extent permitted by applicable Law, neither JAX nor any of its Affiliates shall carry back any federal income Tax Item to any taxable period (or portion thereof) ending on or before the Closing Date.

2.06 Refunds. Any refund of federal income Tax received from a Taxing Authority by any member of the FNF Group or the JAX Group with respect to a FNF Consolidated Return shall be the property of the FNF Group, regardless of whether all or any portion of such refund is attributable to any credit or deduction of any member of the JAX Group. The Parties acknowledge and agree that this Agreement is intended to create a debtor-creditor relationship between the parties, and that no member of the FNF Group shall be treated as receiving any such refund of federal income Tax as an agent or trustee of any member of the JAX Group.

2.07 Earnings and Profits Allocation. FNF will advise JAX in writing of the decrease in FNF earnings and profits attributable to the Distribution under Section 312(h) of the Code on or before the first anniversary of the Distribution.

ARTICLE III

TAX-FREE STATUS OF THE DISTRIBUTION

3.01 Representations and Warranties.

(a) JAX. JAX hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the representation letter from JAX addressed to KPMG supporting the Opinion are, or will be from the time presented or made through and including the Effective Time and thereafter, true, correct and complete in all respects.

(b) FNF. FNF hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the representation letter from FNF addressed to KPMG supporting the Opinion any other materials delivered or deliverable by FNF in connection with the rendering by KPMG of the Opinion are, or will be from the time presented or made through and including the Effective Time and thereafter, true, correct and complete in all respects.

(c) No Contrary Knowledge. Each of FNF and JAX represents and warrants that it knows of no fact that may cause the Tax treatment of the Pre-Closing Contributions or the Distribution to be other than the Tax-Free Status of the Transactions.

(d) No Contrary Plan. Each of FNF and JAX represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take any action that is inconsistent with any statements or representations made in the Tax Materials.

3.02 Restrictions Relating to the Distribution.

(a) General. Neither FNF nor JAX shall take or fail to take, nor shall FNF or JAX permit any member of their respective Group to take or fail to take, as applicable, any action within its control that would negate the Tax-Free Status of the Transactions.

(b) Restrictions. Prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), JAX:

(i) shall continue and cause to be continued the active conduct of the JAX Business, in each case taking into account Section 355(b)(3) of the Code, in all cases as conducted immediately prior to the Distribution;

(ii) (shall not voluntarily dissolve or liquidate (including any action that is a liquidation for federal income tax purposes);

(iii) shall not (A) enter into any Proposed Acquisition Transaction or, to the extent JAX has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (B) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (C) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (D) merge or consolidate with any other Person or (E) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) that in the aggregate (and taking into account any other transactions described in this Section 3.02(b)(iii)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in JAX or otherwise jeopardize the Tax-Free Status of the Transactions; and

(iv) shall not, and shall not permit any member of its SAG to, sell, transfer, or otherwise dispose of or agree to sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 30% of the gross assets of JAX or more than 30% of the consolidated gross assets of JAX and members of its SAG. The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of JAX (or any member of its SAG). The percentages of gross assets or consolidated gross assets of JAX or its SAG, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of JAX and the members of its SAG as of the Closing Date. For purposes of this Section 3.02(b)(iv), a merger of JAX (or a member of its SAG) with and into any Person shall constitute a disposition of all of the assets of JAX or such member.

(c) Notwithstanding the restrictions imposed by Section 3.02(b), during the Restriction Period, JAX may proceed with any of the actions or transactions described therein, if (i) JAX shall first have requested FNF to obtain a private letter ruling from the IRS or an Unqualified Tax Opinion in accordance with Section 3.03(a) to the effect that such action or transaction will not adversely affect the Tax-Free Status of the Transactions and FNF shall have received such a private letter ruling or Unqualified Tax Opinion in form and substance reasonably satisfactory to it or (ii) FNF shall have waived in writing the requirement to obtain such private letter ruling or opinion. In determining whether such a ruling or opinion is satisfactory, FNF shall exercise its discretion, in good faith, solely to preserve the Tax-Free Status of the Transactions and may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits.

(d) Certain Issuances of Capital Stock. If JAX proposes to enter into any transaction described under Section 3.02(b), or, to the extent JAX has the right to prohibit any such transaction, proposes to permit any such transaction to occur, in each case, during the Restriction Period, JAX shall provide FNF, no later than ten (10) days following the signing of any written agreement or other material documentation, including, but not limited to, a letter of intent, with respect to any such transaction, with a written description of such transaction (including the type and amount of JAX capital stock, if any, to be issued in such transaction).

(e) Tax Reporting. Each of FNF and JAX covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

3.03 Procedures Regarding Opinions and Rulings.

(a) If JAX notifies FNF that it desires to take one of the actions described in Section 3.02(b) (a “Notified Action”), FNF shall cooperate with JAX and use commercially reasonable efforts to seek to obtain, as expeditiously as possible, a private letter ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting JAX to take the Notified Action, unless FNF shall have waived the requirement to obtain such private letter ruling or opinion. JAX shall reimburse FNF for all reasonable costs and expenses incurred by the FNF Group in obtaining a private letter ruling from the IRS or Unqualified Tax Opinion, as requested by JAX within ten (10) days after receiving an invoice from FNF therefor. If a private letter ruling from the IRS is to be sought, FNF shall apply for such ruling and FNF and JAX shall jointly control the process of obtaining such ruling. In no event shall FNF be required to file any private letter ruling request under this Section 3.03(a) unless JAX represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the JAX Group contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete.

(b) FNF shall have the right to obtain a private letter ruling from the IRS or an Unqualified Tax Opinion deemed by it to be relevant to the Tax-Free Status of the Transactions, at any time, in its sole and absolute discretion. If FNF determines to obtain such ruling or opinion, JAX shall (and shall cause each JAX Affiliate to) cooperate with FNF and take any and all actions reasonably requested by FNF in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the tax advisor issuing such opinion); provided that JAX shall not be required to make (or cause a JAX Affiliate to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control. In connection with obtaining such ruling, FNF shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. FNF and JAX shall each bear its own costs and expenses in obtaining a ruling or Unqualified Tax Opinion requested by FNF under this Section 3.03(b).

(c) Except as provided in Sections 3.03(a) and (b), neither JAX nor any JAX Affiliate shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Restructuring or Distribution (including the impact of any transaction on the Restructuring or Distribution).

ARTICLE IV

COOPERATION

4.01 General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Tax refunds, Tax proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, at each Party’s own cost:

(a) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b) the execution of any document (including any power of attorney) in connection with any Tax proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Tax refund claim of the Parties or any of their respective Subsidiaries;

(c) the use of the Party’s commercially reasonable efforts to obtain any documentation in connection with a Tax Matter; and

(d) the use of the Party’s commercially reasonable efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

4.02 Retention of Records. FNF and JAX shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until 60 days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE V

MISCELLANEOUS

5.01 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any member of the FNF Group, on the one hand, and any member of the JAX Group, on the other (other than this Agreement and any other Transaction Document), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, no member of the FNF Group or JAX Group shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

5.02 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

5.03 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that the representations and warranties and all indemnification for Taxes shall survive until 60 days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

5.04 Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of FNF without the prior approval of any Person, including JAX. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.

5.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

5.06 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

5.07 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

5.08 No Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties.

5.09 Dispute Resolution. The Parties shall appoint a nationally-recognized independent public accounting firm (the “Accounting Firm”) to resolve any dispute as to matters covered by this Agreement. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by FNF and JAX and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final, conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the past practices of FNF and its Subsidiaries, except as otherwise required by applicable law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.

5.10 Other. Sections 10.3 (Governing Law), 10.4 (Notices), 10.5 (Amendment, Modification or Waiver), 10.6 (No Assignment; Binding Effect; No Third Party Beneficiaries), 10.7 (Counterparts), 10.9 (Specific Performance), and 10.12 (Interpretation) of the Separation and Distribution Agreement are incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation

By	/s/ Raymond R. Quirk
Name:	Raymond R. Quirk
Title:	Chief Executive Officer

J. ALEXANDER’S HOLDINGS, INC., a Tennessee corporation

By	/s/ Lonnie J. Stout II
Name:	Lonnie J. Stout II
Title:	President and Chief Executive Officer

(Signature Page to Tax Matters Agreement)